New Perspective Fund

March 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$215,948
Class B	-
Class C	-
Class F1	$6,377
Class F2	$18,880
Total	$241,205
Class 529-A	$8,071
Class 529-B	-
Class 529-C	-
Class 529-E	$207
Class 529-F1	$466
Class R-1	-
Class R-2	-
Class R-2E*	-
Class R-3	$4,238
Class R-4	$10,665
Class R-5	$14,294
Class R-6	$68,328
Total	$106,269

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2300
Class B	-
Class C	-
Class F1	$0.2000
Class F2	$0.3200
Class 529-A	$0.2000
Class 529-B	-
Class 529-C	-
Class 529-E	$0.1100
Class 529-F1	$0.2900
Class R-1	-
Class R-2	-
Class R-2E	$0.3400
Class R-3	$0.1000
Class R-4	$0.2200
Class R-5	$0.3400
Class R-6	$0.3500

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	989,441
Class B	4,068
Class C	38,197
Class F1	35,626
Class F2	66,562
Total	1,133,894
Class 529-A	42,654
Class 529-B	605
Class 529-C	9,707
Class 529-E	2,044
Class 529-F1	1,738
Class R-1	2,893
Class R-2	16,333
Class R-2E*	-
Class R-3	45,484
Class R-4	50,581
Class R-5	39,202
Class R-6	215,297
Total	426,538

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$37.98
Class B	$37.50
Class C	$36.78
Class F1	$37.79
Class F2	$37.91
Class 529-A	$37.61
Class 529-B	$37.12
Class 529-C	$36.75
Class 529-E	$37.27
Class 529-F1	$37.54
Class R-1	$36.51
Class R-2	$36.81
Class R-2E	$37.89
Class R-3	$37.23
Class R-4	$37.53
Class R-5	$37.96
Class R-6	$38.01

*Amount less than one thousand